Greektown Superholdings 8-K

Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), effective as of April 8, 2013, by and between Greektown Superholdings, Inc., a Delaware corporation (the “Company”) and Continental Stock Transfer and Trust Company, a New York corporation, in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:

A.           The Company and the Rights Agent entered into that certain Rights Agreement, dated as of December 31, 2012 (the “Rights Agreement”) in order to implement a shareholder rights plan as more fully described therein.  Capitalized terms that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement.

B.           Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement from time to time such provisions of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of any holders of certificates representing shares of Company Voting Stock, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

C.           Pursuant to Section 23(c) of the Rights Agreement, no distribution of Rights may be made under the Rights Agreement until any required approval of the Michigan Gaming Control Board is obtained.  Such approval of the Michigan Gaming Control Board has not been obtained.

D.           The Company’s Board of Directors determined to terminate the Rights Agreement, effective April 8, 2013.

E.           The Company hereby states that no Rights have been distributed and no Distribution Date has occurred under the Rights Agreement.

F.           The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1.           Amendment to Add Section 35.  The Rights Agreement is hereby amended to add a new Section 35, which shall read in its entirety as follows:

“Section 35.  Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate and the Rights shall expire effective as of 5:00 P.M., New York City time, on April 8, 2013; provided, for the avoidance of doubt, that the provisions of Section 18 (indemnification of Rights Agent) hereof shall survive such termination and expiration of the Rights.”

2.           Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

3.            Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

4.           Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.            Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.            Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of the page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of April 11, 2013.

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Michael Puggi
Name:	Michael Puggi
Title:	President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Stacy Dawkins
Name:	Stacy Dawkins
Title:	Vice President